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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2003

XO COMMUNICATIONS, INC.
(Exact name of registrant as specified in charter)

Delaware	0-30900	54-1983517
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

11111 Sunset Hills Road, Reston, Virginia	20190
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 703-547-2000

(Former name or former address, if changed from last report)

Item 5. Other Events.

     XO Communications, Inc. (“XO”) announced on June 24, 2003 that it has launched an “any and all” tender offer for the $2.25 billion of Senior Secured Global Crossing LTD (“Global Crossing”) Bank Debt and has sent definitive tender documents to the Administrative Agent and its counsel for distribution to the Bank Debt holders.

     The tender offer is priced at $220 per $1,000 of Bank Debt, or $495 million in the aggregate. XO’s tender offer is not subject to due diligence or financing. The only condition to XO’s tender offer is that the Administrative Agent for the Senior Secured Lenders does not withdraw or amend its objection by July 7, 2003. XO will close the tender offer regardless of the US Bankruptcy Court’s ruling on the Administrative Agent’s objection. Prior to the expiration of the tender offer on June 27, 2003, XO will have a minimum of $250 million in escrow at a money center bank to guarantee payment for properly tendered Bank Debt. If additional capital is required to close the tender, XO will place such additional capital into escrow on June 30, 2003.

     The Administrative Agent has objected to (i) the amendment (including the extension) of the Purchase Agreement between Singapore Technologies Telemedia PTE and Global Crossing, (ii) the granting of certain releases to Hutchinson Telecommunications and (iii) the extension of the exclusive periods during which Debtors may file a Chapter 11 Plan and solicit acceptances thereof.

     Specifically, the Administrative Agent highlighted the following items in its objection: (i) the $600 million of cash losses Global Crossing has incurred since filing for Bankruptcy on January 28, 2002, (ii) the $50 million cash bonuses Global Crossing paid to management and certain employees in 2003, (iii) the inability to make progress with the Committee on Foreign Investment in the United States (CFIUS) approval process, (iv) that according to the Company’s statements to its Creditors, the Debtor will run out of available unrestricted cash by the third quarter of 2003 unless they obtain a $75 million DIP facility and (v) the interest expressed by XO and other US based telecom companies in acquiring Global Crossing without financing or CFIUS contingencies.

     A copy of the June 24, 2003 press release issued by XO is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 7. Financial Statements and Exhibits.

     Exhibit. XO Communications, Inc.

99.1	Press Release of XO Communications, Inc., dated June 24, 2003.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XO COMMUNICATIONS, INC

By:	/s/ Wayne M. Rehberger Name: Wayne M. Rehberger Title: Executive Vice President, Chief Financial Officer

June 26, 2003

Exhibit Index

Exhibit No.	Description

99.1	Press Release of XO Communications, Inc., dated June 24, 2003.